Exhibit 99.1 National City Corporation 1900 E. 9th St. Cleveland, OH 44114-3484
NEWS RELEASE For Immediate Release

Investor Contacts:	Media Contact:
Jill Hennessey	Kristen Baird Adams
216-222-9253	216-222-8202
jill.hennessey@nationalcity.com	kristen.bairdadams@nationalcity.com
NATIONAL CITY TO STRENGTHEN CAPITAL BASE BY RAISING $7 BILLION OF EQUITY,
SOLIDIFYING ITS FINANCIAL FOUNDATION
COMPANY ALSO REDUCES COMMON DIVIDEND; REPORTS FIRST QUARTER RESULTS
     CLEVELAND, April 21, 2008 – National City Corporation (NYSE: NCC) today announced that its Board of Directors has unanimously approved the raising of $7 billion of additional equity capital that solidifies the company’s financial foundation as it continues to focus on maximizing its core banking strengths for stockholders, customers and the communities it serves. Separately, National City also released its first quarter 2008 results, reporting a net loss of $171 million, or $.27 per diluted share, compared to a net loss of $333 million, or $.53 per diluted share in the fourth quarter of 2007.
     The capital raise includes $985 million of private equity capital from Corsair Capital, a highly regarded private equity firm with a successful track record of global long-term investing in the financial services industry, particularly the banking sector, and one other private equity investor. The balance, or $6.015 billion, of equity capital is being purchased by other investors, including several of National City’s largest current institutional stockholders.
     The capital infusion is expected to increase National City’s capital ratios well above the high end of the company’s targeted ranges. That includes its Tier 1 risk-based capital ratio, which will increase to 11.40 percent pro forma for this transaction from 6.65 percent at March 31, 2008. The 11.40 percent pro forma ratio places National City well above its peer group with respect to this important measure. To further strengthen its capital position, National City’s Board also approved a reduction in its common dividend to $0.01 per share from $0.21 per share, payable May 16, 2008, to holders of record May 1, 2008.
     “This strategic raising of equity capital provides National City with the financial flexibility to continue investing in and growing our core businesses, which are delivering solid results, while addressing the asset quality challenges posed by the disruptions in the credit and housing markets,” said National City Chairman, President and CEO Peter E. Raskind. “In addition, while we fully recognize that the dividend is an important element of return for our stockholders, the dividend reduction is consistent with our efforts to strengthen our capital position and is prudent given this environment.”

     “We are pleased with the confidence that our investors have expressed in the value underlying National City’s franchise and the fundamental strengths of our business model that will help drive a return to profitability. Corsair Capital’s participation is particularly gratifying,” Raskind said. “It is a seasoned investor with a record of working productively with the boards and management teams of the companies in which it invests. National City has a long and rich history, and we look forward to carrying on that great tradition with our team of 32,000 employees, whose passion and dedication for serving our customers is unmatched in our industry.”
     Corsair Capital will be represented on the Board of Directors of National City, which intends to appoint Corsair Capital Vice Chairman Richard E. Thornburgh as a director. Thornburgh said, “In Corsair’s view, National City is an integral contributor to the economic fabric of the markets it serves. Our decision to make a long- term investment in National City reflects our recognition of the company’s important role as a leading provider of core banking services to its many customers, and our confidence in the potential of National City to achieve enhanced value for its customers, stockholders and employees in the future.”
Terms of the Capital Raise
     In the financing, National City will issue 126.2 million shares of common stock at a purchase price of $5 per share and an aggregate of approximately 63,690 shares of Contingent Convertible Perpetual Non-cumulative Preferred Stock, Series G, at a purchase price and liquidation preference of $100,000 per share. After receipt of certain approvals, including approval of the company’s stockholders, each share of convertible preferred stock will automatically convert into 20,000 shares of the company’s common stock, subject to adjustment.

     In addition, Corsair Capital and certain other participating investors will receive warrants with an exercise price of 115 percent of the company’s average closing price for the five-trading-day period beginning Monday, April 21, 2008, with a cap of $8.50 per share. These warrants have a term of five years. The warrants will be exercisable after certain stockholder and regulatory approvals are received.
     The company intends to call a special stockholders’ meeting to:
•	Increase the number of shares of authorized common stock and

•	Approve conversion of the preferred Series G stock into common stock and the exercisability of the warrants.
Further details about the private offering and the terms of the securities will be available in the company’s Form 8-K to be filed with the SEC.
     Goldman, Sachs & Co. served as financial advisor and Sullivan & Cromwell LLP and Jones Day served as legal advisors to National City. RBS Greenwich Capital served as financial advisor and Simpson Thacher & Bartlett LLP served as legal advisor to Corsair Capital.
First Quarter Results
     Separately, National City released its first quarter results, reporting a net loss for the first quarter of 2008 of $171 million, or $.27 per diluted share, compared to a net loss of $333 million, or $.53 per diluted share in the fourth quarter of 2007, and net income of $319 million, or $.50 per diluted share, for the first quarter of 2007. The first quarter 2008 loss principally reflects a provision for loan losses of approximately $1.4 billion, partially offset by a gain on the redemption of Visa shares of $532 million and a release of Visa indemnification liabilities of $240 million.

Chairman’s Comments
     “Clearly, the U.S. housing and mortgage environment deteriorated significantly over the course of the first quarter. As a consequence, we have revised future loss expectations and significantly increased reserves across several portfolios, in particular the liquidating portfolios of nonprime mortgage and broker-sourced home equity loans,” Raskind said. “The resulting loan loss provision drove the overall results of the company to a net loss position for the first quarter, despite the benefits of a large gain from the Visa IPO and solid financial performance in our retail banking, commercial banking and wealth management businesses. While we are clearly disappointed by the quarter’s weak profitability, we feel that it is both necessary and prudent to build reserves in anticipation of a continued difficult environment for housing-related loans.”
Net Interest Income and Margin
     Tax-equivalent net interest income was $1.1 billion for the first quarter of 2008, down about 4% compared to both the immediately preceding quarter and the first quarter a year ago. Average earning assets for the first quarter of 2008 were $134.6 billion, about equal to the preceding quarter, and an increase of 11% compared to the first quarter a year ago, largely due to a September 2007 acquisition. Net interest margin was 3.18% in the first quarter of 2008, 3.30% in the fourth quarter of 2007, and 3.69% in the first quarter a year ago. The lower margin in 2008 reflects lower loan yields driven by decreases in the Federal Funds rate, while funding costs have declined less.
Loans and Deposits
     Average portfolio loans were $115.4 billion for the first quarter of 2008, $113.5 billion for the fourth quarter of 2007, and $98.2 billion for the first quarter a year ago. The year-over-year increase reflects growth in commercial loans, transfers of formerly held for sale mortgage and home equity loans, and the aforementioned acquisition. Average loans held for sale were $4.5 billion in the first quarter of 2008, down $3.8 billion compared with the fourth quarter of 2007, and down $7.3 billion compared to the first quarter a year ago. This decrease reflects curtailment of origination of non agency-eligible mortgage loans and broker-originated mortgage and home equity loans, as well as transfers of previously held for sale loans to portfolio in late 2007.
     Average total deposits were $97.6 billion in the first quarter of 2008, about equal to the preceding quarter, and up 11% compared to the first quarter a year ago. Average core deposits, excluding mortgage escrow and custodial balances, were $83.2 billion in the first quarter of 2008, about equal to the fourth quarter of 2007, and up from $72.8 billion in the first quarter a year ago. Deposits have increased with the aforementioned acquisition as well as continued household growth and expansion.
Credit Quality
     The provision for loan losses was $1.4 billion in the first quarter of 2008, $691 million in the fourth quarter of 2007, and $122 million in the first quarter of 2007. The higher provision in 2008 principally reflects further deterioration in the credit quality of residential real estate loans, specifically within the liquidating nonprime and broker-sourced mortgage and home equity portfolios, as well as the residential construction portfolio.
     Net charge-offs were $538 million in the first quarter of 2008, $275 million in the preceding quarter, and $147 million in the first quarter of last year. The higher charge-offs are concentrated in the previously identified residential real estate portfolios. Nonperforming assets were approximately $2.3 billion, up from $1.5 billion at December 31, 2007, with the increase primarily driven by higher levels of nonprime mortgage, residential construction and formerly held-for-sale mortgage loans. Loans 90 days past due were $1.8 billion at March 31, 2008, compared to $1.9 billion at December 31, 2007.
     As of March 31, 2008, the allowance for loan losses was $2.6 billion, or 2.23% of portfolio loans, compared to $1.8 billion, or 1.52% of portfolio loans, at year end, and $1.1 billion, or 1.11% of portfolio loans, a year earlier. The higher allowance for loan losses reflects expected probable losses on residential real estate loans.

Noninterest Income
     Noninterest income was $1.1 billion for the first quarter of 2008, $597 million for the fourth quarter of 2007, and $621 million in the first quarter a year ago. Net securities gains were $515 million in the first quarter of 2008, which included a $532 million gain on the partial redemption of Visa Class B shares following Visa’s initial public offering, as well as an other-than-temporary impairment loss of approximately $16 million on certain asset-backed securities.
     Net loan sale revenue/(loss) was $89 million in the first quarter of 2008, $(149) million in the fourth quarter of 2007, and $75 million in the first quarter a year ago. The improvement in net loan sale revenue resulted from limiting mortgage loan originations to agency-eligible loans. Loan servicing revenue was $16 million in the first quarter of 2008, $115 million in the fourth quarter of 2007, and $32 million in the first quarter a year ago. This decrease primarily reflects net mortgage servicing right hedging (losses)/gains of $(59) million in the first quarter of 2008, $11 million in the fourth quarter, and $(49) million a year ago.
     Deposit service fees were $230 million in the first quarter of 2008, compared to $249 million in the fourth quarter of 2007 and $204 million in the first quarter a year ago. The decrease compared to the fourth quarter reflects seasonally lower volume of overdraft and nonsufficient funds transactions. The increase compared to the first quarter a year ago reflects the recent acquisition, continued growth in the number of deposit accounts, and higher volumes of fee-generating transactions. Derivative (losses)/gains were $(49) million in the first quarter of 2008, versus $35 million in the fourth quarter of 2007, and $(23) million in the first quarter a year ago.

Noninterest Expense
     Noninterest expense was $1.0 billion in the first quarter of 2008, $1.6 billion in the fourth quarter of 2007, and $1.2 billion in the first quarter a year ago. Noninterest expense for the first quarter of 2008 benefited from the release of $240 million of previously established indemnification liabilities resulting from the funding of Visa’s litigation escrow account. Noninterest expense for the preceding quarter included a goodwill impairment charge of $181 million related to restructuring the mortgage business and an indemnification provision of $132 million for the company’s proportionate share of certain Visa-related litigation. Foreclosure costs increased to $49 million in the first quarter of 2008, up from $25 million in the immediately preceding quarter, and $10 million in the first quarter a year ago, due to continued deterioration in the housing markets.
Balance Sheet
     At March 31, 2008, total assets were $155.0 billion and stockholders’ equity was $13.2 billion or 8.5% of total assets. At March 31, 2008, total deposits were $98.5 billion, including core deposits of $89.1 billion. Tangible equity to assets was 5.00% at March 31, 2008, compared to 5.29% at December 31, 2007. The company’s Tier 1 capital was 6.65% at March 31, 2008, which is above the “well-capitalized” threshold of 6.00%. The Corporation had no share repurchases in the first quarter of 2008 and none are planned.
Forward-Looking Statements
     This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions including the housing and residential mortgage markets; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcies, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at sec.gov or on the Corporation’s Web site at nationalcity.com/investorrelations. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.
Conference Call
     Management of National City will host a conference call at 11:00 a.m. (ET) on Monday, April 21, 2008 to discuss the first quarter 2008 results. Presentation slides to accompany the conference call remarks will be available prior to the call at: http://phx.corporate-ir.net/phoenix.zhtml?c=64242&p=irol-presentations. Interested parties may access the conference call by dialing 1-800-230-1059. Participants are encouraged to call in 15 minutes prior to the call in order to register for the event. The conference call will also be accessible via the Company’s Web site, www.nationalcity.com/investorrelations. Questions for discussion at the conference call may be submitted any time prior to or during the call by sending an email to investor.relations@nationalcity.com.
     A replay of the conference call will be available from 1:00 p.m. (ET) on April 21, 2008, until midnight (ET) on April 28, 2008. The replay will be accessible by calling 1-800-475-6701 (domestic) or 320-365-3844 (international) using the pass code of 920352 or via the Company’s Web site.
About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania, and Wisconsin and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at nationalcity.com.
About Corsair Capital
More information about Corsair may be found at www.corsairinvestments.com.

Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In millions, except per share data)

	2008	2007				2006
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

EARNINGS
Tax-equivalent interest income	$2,132	$2,381	$2,360	$2,255	$2,218	$2,270	$2,298	$2,243	$2,153
Interest expense	1,063	1,272	1,258	1,159	1,100	1,137	1,148	1,076	969

Tax-equivalent net interest income	1,069	1,109	1,102	1,096	1,118	1,133	1,150	1,167	1,184
Provision for loan losses	1,393	691	368	145	122	325	70	62	32

Tax-equivalent (NIE) NII after provision for loan losses	(324)	418	734	951	996	808	1,080	1,105	1,152
Noninterest income	1,138	597	624	764	621	1,702	877	784	656
Noninterest expense	1,012	1,567	1,396	1,186	1,156	1,208	1,187	1,172	1,144

(Loss) income before taxes and tax-equivalent adjustment	(198)	(552)	(38)	529	461	1,302	770	717	664
Income tax (benefit) expense	(35)	(226)	(26)	175	134	452	236	238	197
Tax-equivalent adjustment	8	7	7	7	8	8	8	6	8

Net (loss) income	$(171)	$(333)	$(19)	$347	$319	$842	$526	$473	$459

Effective tax rate	(17.0)%	(40.5)%	(58.4)%	33.6%	29.5%	34.9%	30.9%	33.5%	30.1%

PER COMMON SHARE
Net (loss) income:
Basic	$(.27)	$(.53)	$(.03)	$.60	$.50	$1.37	$.87	$.77	$.75
Diluted	(.27)	(.53)	(.03)	.60	.50	1.36	.86	.77	.74
Dividends paid	.21	.41	.41	.39	.39	.39	.39	.37	.37
Book value	20.61	21.15	21.86	21.45	22.12	23.06	21.44	20.84	20.69
Market value (close)	9.95	16.46	25.09	33.32	37.25	36.56	36.60	36.19	34.90
Average shares:
Basic	633.4	633.2	588.1	572.7	631.7	611.9	603.8	609.7	611.9
Diluted	633.4	633.2	588.1	580.4	640.5	620.7	612.1	618.2	619.7

PERFORMANCE RATIOS
Return on average common equity	—	—	—	11.35%	8.98%	24.93%	16.45%	15.08%	14.91%
Return on average total equity	—	—	—	11.37	8.99	24.94	16.46	15.10	14.92
Return on average assets	—	—	—	1.00	.94	2.44	1.51	1.35	1.33
Net interest margin	3.18%	3.30%	3.43%	3.59	3.69	3.73	3.73	3.73	3.81
Efficiency ratio	45.84	91.86	80.89	63.76	66.50	42.64	58.59	60.04	62.18

LINE OF BUSINESS (LOB) RESULTS
Net Income:
Retail Banking	$98	$176	$172	$193	$170	$129	$192	$208	$174
Commercial Banking — Regional	30	82	105	100	128	114	113	106	114
Commercial Banking — National	61	68	45	78	97	77	101	99	96
Mortgage Banking	(296)	(347)	(124)	24	(26)	(20)	34	(51)	(72)
Asset Management	19	24	21	29	27	23	23	30	22
Parent and Other	(83)	(336)	(238)	(77)	(77)	519	63	81	125

Total Consolidated National City Corporation	$(171)	$(333)	$(19)	$347	$319	$842	$526	$473	$459

LOB Contribution to Diluted Earnings Per Share:
Retail Banking	$.15	$.28	$.29	$.33	$.27	$.21	$.31	$.34	$.28
Commercial Banking — Regional	.05	.13	.17	.17	.20	.18	.19	.17	.18
Commercial Banking — National	.10	.11	.07	.14	.15	.12	.16	.16	.15
Mortgage Banking	(.47)	(.55)	(.21)	.04	(.04)	(.03)	.06	(.08)	(.11)
Asset Management	.03	.04	.03	.05	.04	.04	.04	.05	.04
Parent and Other	(.13)	(.54)	(.38)	(.13)	(.12)	.84	.10	.13	.20

Total Consolidated National City Corporation	$(.27)	$(.53)	$(.03)	$.60	$.50	$1.36	$.86	$.77	$.74

Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS (continued)
($ in millions)

	2008	2007				2006
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

CREDIT QUALITY STATISTICS
Net charge-offs	$538	$275	$141	$98	$147	$128	$117	$76	$121
Provision for loan losses	1,393	691	368	145	122	325	70	62	32
Loan loss allowance	2,582	1,762	1,373	1,136	1,104	1,131	932	989	1,001
Lending-related commitment allowance	67	65	54	61	63	78	80	77	79
Nonperforming assets	2,265	1,523	1,211	848	801	732	689	667	647
Annualized net charge-offs to average portfolio loans	1.88%	.96%	.54%	.39%	.61%	.54%	.48%	.30%	.46%
Loan loss allowance to period-end portfolio loans	2.23	1.52	1.23	1.14	1.11	1.18	1.00	.98	.98
Loan loss allowance to nonperforming portfolio loans	145.66	161.55	159.42	202.16	206.08	226.13	198.25	202.14	207.14
Loan loss allowance (period-end) to annualized net charge-offs	119.22	161.24	245.43	291.06	184.68	223.38	200.10	326.17	204.29
Nonperforming assets to period-end portfolio loans and other nonperforming assets	1.95	1.31	1.08	.85	.80	.76	.74	.66	.63

CAPITAL AND LIQUIDITY RATIOS
Tier 1 capital(1)	6.65%	6.53%	6.78%	6.56%	7.08%	8.93%	7.48%	7.31%	7.38%
Total risk-based capital(1)	10.28	10.27	10.37	10.28	10.13	12.16	10.30	10.20	10.31
Leverage(1)	6.49	6.39	6.96	6.53	6.92	8.56	7.13	6.89	6.92
Period-end equity to assets	8.53	8.95	8.98	8.64	9.51	10.40	9.34	8.91	9.00
Period-end tangible equity to assets (2)	5.00	5.29	5.29	5.43	6.26	7.77	6.99	6.60	6.70
Average equity to assets	8.76	8.88	8.71	8.83	10.45	9.78	9.16	8.97	8.94
Average equity to portfolio loans	11.62	11.94	12.10	12.27	14.66	14.38	13.03	12.35	11.83
Average portfolio loans to deposits	118.23	115.45	111.70	110.74	111.78	110.18	116.64	122.88	127.05
Average portfolio loans to core deposits	131.57	130.20	128.17	127.87	128.66	131.69	140.31	146.55	155.09
Average portfolio loans to earning assets	85.75	84.60	81.43	81.48	80.79	76.65	79.11	81.32	84.71
Average securities to earning assets	6.38	6.58	6.11	5.84	6.34	6.43	6.40	6.24	6.20

AVERAGE BALANCES
Assets	$153,032	$152,566	$145,095	$138,587	$137,810	$136,893	$138,434	$140,019	$139,396
Portfolio loans	115,379	113,484	104,439	99,689	98,198	93,124	97,404	101,757	105,431
Loans held for sale or securitization	4,494	8,340	12,643	12,615	11,769	17,425	15,065	12,760	8,826
Securities (at cost)	8,588	8,826	7,835	7,143	7,704	7,806	7,874	7,802	7,719
Earning assets	134,552	134,142	128,249	122,344	121,543	121,488	123,126	125,127	124,459
Core deposits	87,691	87,164	81,484	77,964	76,322	70,717	69,419	69,434	67,979
Purchased deposits and funding	47,475	47,450	47,093	44,604	43,001	48,917	52,321	54,338	55,105
Total equity	13,411	13,554	12,636	12,231	14,398	13,388	12,687	12,565	12,468

PERIOD-END BALANCES
Assets	$155,038	$149,852	$154,166	$140,636	$138,559	$140,191	$138,123	$141,486	$140,231
Portfolio loans	115,859	116,022	111,991	99,683	99,566	95,492	92,963	100,973	102,269
Loans held for sale or securitization	4,536	4,290	11,987	14,421	10,693	12,853	19,505	12,964	11,779
Securities (at fair value)	8,449	8,731	8,977	7,024	7,208	7,509	7,906	7,726	7,609
Core deposits	89,135	87,536	86,450	79,043	77,884	73,375	68,788	69,744	69,884
Purchased deposits and funding	48,733	44,822	49,193	45,036	42,897	47,147	51,987	54,069	52,879
Total equity	13,223	13,408	13,843	12,147	13,170	14,581	12,902	12,610	12,623

(1)	First quarter 2008 regulatory capital ratios are based upon preliminary data

(2)	Excludes goodwill and other intangible assets